SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

____________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 23, 2011

SupportSave Solutions, Inc.

(Exact name of registrant as specified in its charter)

Nevada	333-143901	98-0534639
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3400 Cahuenga Blvd. W, Ste. 114, Los Angeles, CA	90068
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (925) 304-4400

___________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On April 23, 2011, our board of directors appointed Mr. Nathan A White and Mr. David Foot as members of our board of directors.

The new directors were not elected to the board of directors pursuant to any arrangement or understanding with any other person, and aside from that presented below there are no reportable transactions under Item 404(a) of Regulation S-K as a result of the appointment of the new directors.

Mr. White, who will also be serving as our General Counsel on a part time basis in addition to his service as a board member, will assist in all corporate legal matters of our company. Mr. White’s compensation will be $250 per month for serving on the board of directors and $350 per month for serving as General Counsel.

Mr. David Foot is currently our IT director and will now be taking a more active role, committed to working full-time to upgrade our IT solutions for customers. Mr. Foot’s compensation will be increased to $3,300 as he transitions to full-time employment.

One of our existing directors, Mr. Richard Halprin, will be expanding his role in our company by filling a part-time position as our Executive Communications Director. For his service in this role, we will compensate him $650 per month in addition to the $250 per month he receives for serving on our board of directors.

SIGNATURES

 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SupportSave Solutions, Inc.

/s/Aina Mae Dumlao

Aina Mae Dumlao

Chief Executive Officer

Date: April 27, 2011